Exhibit 99.1

International Rectifier to Correct Classification Within its Statement of Cash Flows

EL SEGUNDO, Calif. – May 15, 2006 – International Rectifier (NYSE: IRF) today announced a filing extension for its Form 10-Q for the fiscal quarter ended March 31, 2006.  The extension is required pending the completion of a review of the company's classification of the excess tax benefits from the exercise of stock options under the newly adopted SFAS No. 123R (Share-Based Payments).  As part of that review, the company has determined it should correct the classification in its consolidated cash flow statements for the excess tax benefits generated from the exercise of stock options.  In the first and second quarters of fiscal 2006, the company presented these excess tax benefits as operating cash flows, while SFAS 123R requires their presentation as financing cash flows.  The company does not believe this change will impact its previously announced earnings and financial position for the quarter ended March 31, 2006.

For the six months ended December 31, 2005, the excess tax benefit from options exercised was $4.3 million, principally attributed to the three months ended September 30, 2005.  As a consequence of this correction, net cash provided by operating activities will be reduced by $4.3 million and net cash provided by financing activities will be increased by such amount.   The change in classification does not affect the overall net change in cash and cash equivalents for these periods.

The change in cash flow classification of excess tax benefit from options exercised has no effect on the unaudited consolidated statements of income for the three months ended September 30, 2005 or for the three or six months ended December 31, 2005, and has no effect on the unaudited consolidated balance sheets reported as of September 30, 2005 or December 31, 2005.

As a result of the foregoing, the company intends to file Forms 10-Q/A for the fiscal quarters ended December 31, 2005 and September 30, 2005, correcting the classification of the excess tax benefit in the consolidated statements of cash flows included in those reports to correct the accounting treatment as discussed above.

The company anticipates it will be able to file the Form 10-Q for the quarter ended March 31, 2006 within the five calendar day time period specified in Rule 12b-25.

About International Rectifier

International Rectifier (NYSE:IRF) is a world leader in power management technology. IR’s digital, analog and mixed signal ICs, advanced circuit devices, integrated power systems, and components enable high performance computing and reduce energy waste from motors, the world’s single largest consumer of electricity. Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft and defense systems rely on IR’s power management benchmarks to power their next generation products. For more information, go to www.irf.com.

Company contact: Steve Harrison, 310.252.7731

The forgoing material includes some “forward looking statements” as such term is defined in the Private Securities Litigation Reform Act of 1995. Such forward looking statements shall include the uncertainties identified in the Company’s reports filed with the Securities and Exchange Commission, including its reports on forms 10-K and 10Q.

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